Public Company Management Corp Reported a 343% increase in Second Quarter 2005 Revenue, with Net Income from Operations Turning Positive Compared to the Same Period Last Year

LAS VEGAS, May 20, 2005 -- Public Company Management Corporation (OTC BB: PUBC) today announced record quarterly revenue of $714,111 representing a 343% increase over the same period of the prior year. The revenue resulted from nine (9) new contracts, a 200% new client growth rate from the same period last year.  During the second quarter 2005 ending in 03/31/05, net income from operations moved into the positive, with the Company reporting $127,522 compared to an operating loss of $74,028 in the comparable period last year.  However, largely due to unrealized losses of security holdings, PUBC reported a net loss of $325,235 for the quarter.

As of March 31, 2005, PUBC had net working capital of $1,731,281, consisting of $1,544,381 in cash and marketable securities, $1,081,035 in accounts and notes receivable (net of allowance for uncollectability) and $1,025,782 in current liabilities.  We do not anticipate any requirement for additional working capital in the next 12 months.

“On the operational front, the Company exceeded our stated guidance for revenue because we increased the total number of new SB-2 client contracts.  We are confident about the business prospects in our market space of serving small-to-medium (SME) public companies.  SEC records indicate that 318 SB-2's have been filed since January 1, 2005 and that 5,002 SB-2's have been filed since the United States Securities and Exchange Commission introduced its Small Business Issuer securities regulatory regime and the SB-2 registration program.  PCMC is proud to be an industry leader that helps SME public companies follow practices that maximize their value creation potential.  SEC records also indicate that 3,560 SME's maintained SEC 10KSB reporting status during 2004.  We believe that this class of publicly traded SME's creates more value by providing better disclosure and transparency to their investors.  We offer a unique suite of compliance services to help SME's maintain public trading status and migrate to next tier capital markets. The current level of inquiries and contracts in the pipeline indicates that we will once again reach new milestones in the next quarter,'' said Stephen Brock, Chief Executive Officer of PUBC.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2005 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 2004

Our revenue increased $849,093, to $1,120,103 for the six months ended March 31, 2005 from $271,010 for the six months ended March 31, 2004. This increase was primarily the result of the addition of nine contracts to assist clients during fiscal 2005 and the recognition of deferred revenue under contracts that were previously signed by us in previous periods.

Selling, general and administrative expenses increased $762,360, to $1,161,459 for the six months ended March 31, 2005 from $399,099 for the six months ended March 31, 2004. The increase in selling, general and administrative expenses is primarily the result of the increase in obligations for services in connection with contracts, including a $92,734 increase in legal fees and expenses and a $90,980 increase in accounting fees and expenses. In addition, we incurred $304,139 in expenses relating to preparation of research reports, marketing expenses, travel and other expenses relating to increased sales activities.

Depreciation and amortization expenses increased $15,039 to $25,174 for the six months ended March 31, 2005 from $10,135 for the six months ended March 31, 2004, primarily as a result of increases in capitalized equipment during the interim period.

Other Income increased $185,973 to income of $174,540 for the six months ended March 31, 2005 from an expense of $11,433 for the six months ended March 31, 2004.  Other income during the six months ended March 31, 2005 primarily consisted of $108,287 in realized gains on the sale of assets and $88,153 in realized gain on sale of securities, which were partially offset by $26,067 in unrealized loss on securities.

The increase in other income more than offset losses from operations and Net Income increased $192,421 to income of $42,764 for the six months ended March 31, 2005 from a net loss of $149,657 for the six months ended March 31, 2004.

Since March 31, 2005, we have signed an additional two contracts to provide consulting services relating to becoming public companies and have made significant progress under contracts signed in previous periods. The following table lists the status of each existing contract.

Customer	Contract Value	% Recognized at 3/31/2005	Status as of 5/15/2005

Alaskan Products	$175,000	20%	Audit almost complete. File SB2 Next.
Belltower Group	200,000	20%	No new status.
Executive Golf Partners	325,000	20%	No New Status.
Legacy Communications	575,000	20%	SB2 Being Developed. Audit Completed.
Liquigistics	175,000	20%	Founders Completed. Audit Being Developed.
Redhead Transport	125,000	20%	No New Status.
Gourmet Express	325,000	20%	Founders Completed. Audit Being Developed.
Sputnik	124,000	20%	Founders Completed. Audit Completed. SB2 Ready .
Nasutra	575,000	20%	Founders Completed. Audit Being Developed.
Terrax	115,000	100%	Filing an SB2. Audit Completed.
Millennium	395,000	20%	Founders Completed. Audit Being Developed.
Magnate Equities	325,000	20%	Founders Documents Completed.
MilFin	320,000	20%	Founders Completed. Audit Being Developed.
Spectrum Apparel	325,000	20%	Founders Documents Completed.
The Glassman	325,000	20%	Founders Documents Completed.
Supremacy Financial	320,000	20%	Founders Completed. Audit Being Developed.
Z Yachts	425,000	20%	Founders Completed. Audit Being Developed.
Pro Travel	-	0	Founders Completed. Audit Being Developed.
Driver Link	-	0	Founders Documents Completed.

Upon completion of the initial consulting and advisory services in connection with them becoming a public company, each of our clients listed in the table below has also engaged the services of our subsidiary, Public Company Management Services ("PCMS"), to provide support services relating to continued compliance with securities laws in exchange for a combination of shares and cash fees. The following table describes the amount of fees and stock expected to be recognized by us after completion of the initial consultation period.

Customer	Shares	Monthly Fees
Driver Link	750,000	$4,000
Gourmet Express	375,000	$4,000
Legacy Communications	750,000	$4,000
Liquigistics	750,000	$4,000
Magnate Equities	750,000	$4,000
MilFin	750,000	$4,000
Millennium	750,000	$4,000
Nasutra	750,000	$4,000
Pro Travel Network	750,000	$4,000
Spectrum Apparel	750,000	$4,000
Sputnik	375,000	$4,000
Supremacy Financial	750,000	$4,000
The Glassman	750,000	$4,000
Z Yachts	750,000	$4,000

The full quarterly report is available at http://www.sec.gov or can be specifically found at this link  http://www.sec.gov/Archives/edgar/data/1141964/000113902005000188/pubc_10qsb033105i.htm

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

 Education -- Pubco White Papers

  (http://www.PubcoWhitePapers.com) hosts a comprehensive

  body of knowledge on private and public equity markets.

 Registration and listing -- Go Public Today

  (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

  offerings and obtain a listing on the OTCBB.

 Regulatory compliance -- Public Company Management

  Services (http://www.PCMS-Team.com) assists new and

  existing public companies in negotiating the new

  complexities of maintaining a public company and creating

  sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Contact:

          Public Company Management Corporation

          Stephen Brock, President/CEO

          (702) 222-9076

          info@PublicCompanyManagement.com

          www.PublicCompanyManagement.com

Source: Public Company Management Corporation